SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
                       Exchange Act of 1934
                        (Amendment No.___)

 Filed by the Registrant  X

 Filed by a Party other than the Registrant  ___

 Check the appropriate box:

 ___  Preliminary Proxy Statement

 ___ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

  X   Definitive Proxy Statement

 ___  Definitive Additional Materials

 ___  Soliciting Material Pursuant to <section> 240.14a-11(c) or
      <section> 240.14a-12

                     MOSINEE PAPER CORPORATION
        (Name of Registrant as Specified In Its Charter)

                          NOT APPLICABLE
 (Name of Person(s) Filing Proxy Statement if other than the Registrant)

 Payment of Filing Fee (Check the appropriate box):

  X   No fee required

 ___  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1) Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

 ___  Fee paid previously with preliminary materials.

 ___ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)  Amount Previously Paid: ___________________________

      (2)  Form, Schedule or Registration Statement No: __________________

      (3)  Filing Party: ___________________________

      (4)  Date Filed: _____________

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          _______________

 To Our Shareholders:

     The annual meeting of shareholders of Mosinee Paper Corporation will be held at the Westwood Conference Room, Westwood Center, Wausau Insurance Companies, 1800 West Bridge Street, Wausau, Wisconsin, on Thursday, April 17, 1997, at 11:00 a.m., for the following purposes:

     1. To elect two Class II directors for terms which will expire at the annual meeting of shareholders to be held in 2000;

     2. To consider and approve certain amendments to the Company's 1994 Stock Option Plan which would increase the number of shares available for the granting of options and provide for the automatic granting of options to directors;

     3. To approve the appointment of Wipfli Ullrich Bertelson LLP as independent auditors for the year ending December 31, 1997; and

     4. To transact such other business as may properly come before the meeting.

     PLEASE PROMPTLY VOTE, SIGN, DATE AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE.

     DATED:  March 17, 1997


                                    MOSINEE PAPER CORPORATION


                                    Gary P. Peterson
                                    Secretary

                   ________________________

 A RETURN ENVELOPE REQUIRING NO POSTAGE IF MAILED IN THE UNITED STATES IS ENCLOSED FOR YOUR CONVENIENCE IN SUBMITTING YOUR PROXY.

 MOSINEE PAPER CORPORATION                   MARCH 17, 1997
 1244 KRONENWETTER DRIVE
 MOSINEE, WISCONSIN  54455


                          PROXY STATEMENT
                                FOR
                  ANNUAL MEETING OF SHAREHOLDERS
                     TO BE HELD APRIL 17, 1997



                      SOLICITATION OF PROXIES

     The enclosed proxy is solicited by the Board of Directors of Mosinee Paper Corporation (the "Company") for use at the annual meeting of shareholders to be held on April 17, 1997, and at any adjournment thereof (the "Annual Meeting") for the purposes set forth in the foregoing notice.

     Officers, directors and employees of the Company may solicit proxies by telephone, telegraph, facsimile, electronic mail or in person in addition to solicitation by mail. None of these persons will receive additional compensation. Expenses incurred in connection with the solicitation of proxies, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding proxy material, will be borne by the Company.


                         VOTING OF PROXIES

     Each holder of the Company's common stock is entitled to one vote in person or by proxy for each share held of record on all matters to be voted upon at the Annual Meeting. Only shareholders of record on February 26, 1997 are entitled to notice of and to vote at the Annual Meeting.

     If a shareholder is a participant in the Company's Dividend Reinvestment Plan (the "DRP"), the proxy card will also serve to direct the administrator of the DRP with respect to the voting of any shares of common stock held for the participant under the DRP at the close of business on the record date. Shares beneficially owned by participants in the DRP for which no proxy or other voting instructions are received will not be voted.

       With respect to the election of directors, shareholders may vote in favor of the nominees specified on the accompanying form of proxy or may withhold their vote. Votes that are withheld will be excluded entirely from the voting for directors and will have no effect. The nominees receiving the largest number of votes will be elected as directors of the Company.

     On all matters other than the election of directors, shareholders may vote in favor of a proposal, against a proposal or abstain from voting. Abstentions on any matter presented to the Annual Meeting will be treated as shares that are present and entitled to vote for purposes of determining whether a quorum is present, but such abstentions shall be treated as unvoted for purposes of determining whether the matter has been approved by the shareholders. If the votes cast in favor of a proposal (other than the election of directors) exceed the votes cast against the proposal, the matter will be approved by the shareholders.

     Brokers who hold shares of the Company's common stock in street name for customers may have discretionary authority to vote on certain matters when they have not received instructions from beneficial owners, but may not have authority to vote the shares on other matters. As to matters for which the broker cannot vote shares held in street name, the shares will be recorded as a "broker non-vote." Shares reported as broker non-votes will not be considered present and entitled to vote with respect to the matter and will not be counted for purposes of determining whether a quorum is present.

     A shareholder who executes a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of the Company or oral notice to the presiding officer at the Annual Meeting.

     The persons named in the accompanying form of proxy, as members of the Proxy Committee of the Board of Directors, will vote the shares subject to each proxy. The proxy in the accompanying form will be voted as specified by each shareholder, but if no specification is made, each proxy will be voted:

     (1) TO ELECT Messrs. Daniel R. Olvey and Richard G. Jacobus to terms of office as Class II directors which will expire at the annual meeting of shareholders to be held in 2000 (see "Election of Directors");

     (2) TO APPROVE amendments to the 1994 Stock Option Plan which will increase the number of shares available under the plan to 300,000 and provide for the granting of options to directors (see "Approval of Amendments to 1994 Stock Option Plan");

     (3) TO APPROVE the appointment of Wipfli Ullrich Bertelson LLP as the Company's independent auditors for the year ending December 31, 1997 (see "Approval of Independent Auditors"); and

     (4) IN THE BEST JUDGMENT of those named as proxies on the enclosed form of proxy on any other matters to properly come before the Annual Meeting (see summary of Company bylaw requirements under "Shareholder Proposals" and accompanying form of proxy).


                       ELECTION OF DIRECTORS

     The Company's restated articles of incorporation, as amended, provide that the number of directors shall be determined by the Board of Directors pursuant to the bylaws, but that there shall be not less than three nor more than ten directors, divided into three classes to be as nearly equal in size as possible. Except in cases of the appointment of a director by the Board to fill a vacancy resulting from the creation of a new directorship, one class of directors is to be elected each year to serve a three-year term. The Board has fixed the number of directors at six, consisting of two Class I, Class II and Class III directors, respectively.

     At the Annual Meeting, Messrs. Daniel R. Olvey and Richard G. Jacobus will be candidates for reelection to the Board of Directors. Each of the nominees has consented to serve if elected, but in case one or both of the nominees is not a candidate at the Annual Meeting it is the intention of the Proxy Committee to vote for such substitute or substitutes as may be designated by the Board.

     The following information is furnished with respect to the nominees and all other directors:

                                             CLASS
         NAME, AGE,                         AND YEAR
    PRINCIPAL OCCUPATION                    IN WHICH      YEAR FIRST
    OR EMPLOYMENT AND                       TERM WILL     BECAME A
     OTHER AFFILIATIONS                     EXPIRE        DIRECTOR
 Nominees For a Three-Year Term
 Daniel R. Olvey, 48,                       Class II      1993
   President and Chief Executive            2000
   Officer; Mr. Olvey has served
   in several executive capacities
   of increasing responsibility with
   the Company since 1989

 Richard G. Jacobus, 67,                    Class II      1985
   Chairman and CEO, Jacobus Wealth         2000
   Management, Inc. (personal investment
   management); formerly, President and
   Chief Executive Officer, Johnson
   International, Inc.

 CONTINUING DIRECTORS

 Richard L. Radt, 65,                       Class I       1988
   Vice Chairman of the Board;              1999
   previously, President and
   Chief Executive Officer of
   the Company

 Walter Alexander, 62,                      Class I       1987
   President of Alexander                   1999
   Lumber Co.; also a director
   of Old Second Bancorp, Inc.

 San W. Orr, Jr., 55,                       Class III     1972
   Chairman of the Board;                   1998
   Attorney, Estates of A. P. Woodson
   & Family; also Chairman of the
   Board of Wausau Paper Mills
   Company, Vice Chairman of the
   Board of MDU Resources Group, Inc.,
   and a director of Marshall & Ilsley
   Corporation

 Harry R. Baker, 64                         Class III     1995
   President and Chief Executive            1998
   Officer, Marathon Electric
   Manufacturing Corporation; also a
   director of Wausau Paper Mills Company

         COMMITTEES AND COMPENSATION OF BOARD OF DIRECTORS

 COMMITTEES AND MEETINGS

     The Board of Directors annually establishes Audit, Nominating and Executive Compensation & Bonus Committees.

     During 1996, Messrs. Jacobus, Baker and Alexander served as members of the Audit Committee. The Audit Committee held two meetings during 1996 to review the audit of the previous fiscal year, the scope of the current year's audit engagement, the range of audit fees and the nature of consulting fees.

     The Nominating Committee consists of Messrs. Orr, Alexander and Radt. The Nominating Committee met once in 1996 to consider and recommend to the Board of Directors nominees for election as directors. Inquiries concerning nominations with pertinent background information should be directed to the Chairman of the Nominating Committee in care of the Company. Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1998 may make nominations from the floor only if proper notice of the proposed nomination has been provided to the Secretary of the Company not earlier than January 17, 1998 and not later than February 16, 1998. The precise requirements, including the information required to be provided in the notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company.

     Messrs. Orr, Jacobus and Baker served as members of the Executive Compensation & Bonus Committee during 1996. The Committee met three times during 1996 to review and establish executive compensation. The Committee is responsible for the establishment and implementation of executive bonus programs. See subcaption "Committees' Report on Executive Compensation Policies," page 10.

     During 1996, the Board of Directors met eight times, including its annual organizational meeting. All of the directors of the Company attended at least 75% of the aggregate number of meetings of the Board and meetings of committees of the Board on which they served.

 DIRECTOR COMPENSATION

     Directors received a base annual fee of $12,000 and $1,000 for each meeting of the Board attended in 1996. No additional compensation is paid to directors for service on committees. Directors are reimbursed for normal and customary travel expenses relating to meetings of the Board of Directors and Company business.

     Under the Company's Deferred Compensation Plan for Directors, directors may elect each year to defer fees otherwise payable in cash during the year. Amounts deferred become payable in a lump sum or in quarterly installments after the director's termination of service as a director. Payments are made in a lump sum in the event a director's service terminates as the result of a change of control of the Company, as defined by the plan. During the period of deferral, a director may make annual elections that the deferred fees be credited with interest at the prime rate in effect as of each calendar quarter at The Chase Manhattan Bank of New York or that the deferred fees be converted into stock equivalent units. If stock equivalent units are elected, the director's account is also credited with common stock equivalent units representing the shares of common stock which could, hypothetically, have been purchased with the hypothetical cash dividends which would have been paid on the accumulated stock equivalent units if they had been actual shares of stock. Upon distribution, stock units are converted to cash based upon the fair market value of the Company's common stock at the time of distribution. During 1996, all directors other than Mr. Radt deferred the directors' fees otherwise payable to them.

     The Company maintains a supplemental retirement benefit plan under which Mr. Orr is entitled to receive a monthly retirement benefit in an amount equal to 50% of his highest five-year average monthly compensation beginning on the last to occur of his termination of employment or attainment of age 60. Upon Mr. Orr's death, his surviving spouse will be entitled to receive 50% of the monthly benefit otherwise payable to Mr. Orr. The plan is unfunded and provides for the accelerated payment of the present value of benefits in a lump sum in the event of a change of control of the Company, as defined in the plan.


               BENEFICIAL OWNERSHIP OF COMMON STOCK

     As of the close of business on February 26, 1997, the record date, the Company had 10,405,949 shares of common stock outstanding (including 252,264 shares subject to options exercisable within 60 days).

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company which is known by the Company to be beneficially owned as of December 31, 1996 by each person then known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company's common stock.

                               Common Stock           Percent
 Name and Address              Beneficially Owned     of Class
 Wilmington Trust Company        1,061,610(1)          10.20%
 Rodney Square North
 1100 N. Market Street
 Wilmington, DE  19890-0001

 David L. Babson & Co., Inc.       554,745              5.33%
 One Memorial Drive
 Cambridge, MA  02142-1300

      (1) Includes 1,057,656 shares, representing 10.16% of the Company's common stock, which are held in several trusts for the benefit of the descendants of A.P. Woodson and family.

     The following table sets forth, based on statements filed with the Securities and Exchange Commission or otherwise made to the Company, the amount of common stock of the Company which is beneficially owned as of the record date by each of the directors, each nominee for election as a director at the Annual Meeting and each of the executive officers of the Company named in the summary compensation table on page 7 and all directors and executive officers as a group.

                                   Shares of
                                  Common Stock
       Name                   Beneficially Owned             Percent of Class
 Walter Alexander                   7,720                            *
 Richard G. Jacobus                 7,333                            *
 San W. Orr, Jr.                  161,913(1)                       1.56%
 Richard L. Radt                    4,574<dagger>                    *
 Harry R. Baker                     1,474                            *
 Daniel R. Olvey                  114,798(2)                       1.10%
 Gary P. Peterson                  35,625(3)                         *
 Stuart R. Carlson                 35,552<dagger>(3)                 *
 David L. Canavera                 49,867<dagger>(4)                 *
 Dennis M. Urbanek                 14,289<dagger>(5)                 *
 All directors and
 executive officers
 as a group (10 persons)          433,145<dagger>(1)(6)            4.16%

       * Less than 1%
 dagger> Includes shares held by spouse and/or children.
     (1) Includes 118,837 shares which are held in several trusts for the benefit of the descendants of A.P. Woodson and family of which Mr. Orr is a co-trustee with shared voting and investment power.
     (2) Includes 113,332 shares subject to options exercisable within 60 days.
     (3) Includes 35,332 shares subject to options exercisable within 60 days.
     (4) Includes 41,600 shares subject to options exercisable within 60 days.
     (5) Includes 13,333 shares subject to options exercisable within 60 days.
     (6) Includes 238,930 shares subject to options described in footnotes
         (2)-(5).

      SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and officers and persons who own more than 10% of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "SEC"). Reporting persons are also required by SEC regulations to furnish the Company with copies of all section 16(a) forms filed by them with the SEC. Based solely on its review of the copies of the section 16(a) forms received by it or upon written representations from certain of these reporting persons in lieu of such forms as to compliance with the section 16(a) regulations, the Company is of the opinion that during the 1996 fiscal year, all filing requirements applicable under section 16 to the reporting persons were satisfied.


                  EXECUTIVE OFFICER COMPENSATION

 SUMMARY COMPENSATION TABLE

     The table below sets forth compensation awarded, earned or paid by the Company and its subsidiaries for services in all capacities during each of the three years ended December 31, 1996, 1995 and 1994, to the Company's Chief Executive Officer ("CEO") during the 1996 fiscal year and each executive officer of the Company, other than the CEO, as of December 31, 1996,whose total annual salary and bonus compensation for the most recent fiscal year exceeded $100,000.

                          Summary Compensation Table
                                                              Long-Term
                                                              Compensa-
                      Annual Compensation                     tion Awards

                                                   Other       Securities
Name and                                           Annual      Underlying     All Other
Principal                                          Compen-     Options/       Compen-
Position           Year    Salary(1)     Bonus     sation      SARs (#)       sation
Daniel R. Olvey    1996    $282,600   $282,500      $0           0            $41,091(2)
President and      1995    $258,439   $229,197      $0           40,000(3)    $31,162
CEO                1994    $229,689   $ 52,574      $0           18,333(3)    $30,800

Gary P. Peterson   1996    $162,025   $161,925      $0           0            $22,091(4)
Peterson; Senior   1995    $151,720   $138,244      $0           13,333(3)    $13,162
Vice President,    1994    $142,730   $ 55,152      $0           0            $10,800
Finance,
Secretary and
Treasurer

Stuart R.          1996    $166,800   $166,700      $0           0            $22,091(4)
Carlson; Senior    1995    $149,650   $125,281      $0           13,333(3)    $13,162
Vice President,    1994    $139,975   $ 49,571      $0           0            $10,800
Specialty Papers

David L.           1996    $149,600   $124,339      $0           32,267       $22,091(4)
Canavera; Senior
Vice President,
Towel and Tissue

Dennis M.          1996    $134,595   $ 96,206      $0           0            $22,091(4)
Urbanek; Vice
President,
Engineering and
Environmental
Services

      (1) Includes compensation deferred by participants under the Mosinee Thrift Plan (401(k)).
      (2) Includes 401(k) contribution of $22,091 and directors' fees of $19,000. Mr. Olvey's fees were deferred under the Deferred Compensation Plan for Directors described under the caption "Committees and Compensation of the Board of Directors".
      (3)   Stock options, adjusted for 4-for-3 stock split paid in 1996.
      (4)   Company contributions under the 401(k) plan.

 STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

     The Company maintains stock option plans and a stock appreciation rights plan. The following table presents certain information with respect to grants of stock options during fiscal 1996 to executive officers named in the summary compensation table. No stock appreciation rights were granted in 1996 to executive officers.

                     Option/SAR Grants in Last Fiscal Year
                                                        Alternative
                                Individual Grants       Grant Date
                                                        Value

                 Number of         % of Total
                 Securities        Options/SARs
                 Underlying        Granted to      Exercise or               Grant Date
                 Options/SARs      Employees in    Base Price   Expiration   Present
 Name            Granted (#)       Fiscal Year     ($/Sh)       Date         Value $(1)
 Mr. Canavera      32,267*           76.3%         $26.375      7/30/16      $851,042

      *Options.

      (1) The estimated grant date present value reflected in the above table is determined using the Black-Scholes pricing model. The material assumptions and adjustments incorporated into the Black-Scholes model in estimating the value of the options reflected in the above table include: (a) the exercise price on the options granted is equal to the market value of the underlying stock on the date of grant, (b) an option term of 10 years to reflect the expected life of the options, (c) an interest rate of 7.0% that represents the interest rate on long-term U.S. Treasury securities with a maturity date corresponding to the option term, (d) volatility of 23.82%, calculated using monthly stock prices for the three-year period prior to the date of grant, and (e) dividend yield of 1.32% based on the average dividend yield over the preceding three years. The actual value, if any, an optionee will realize upon exercise of an option will depend on the excess of the market value of the Company's common stock over the exercise price on the date the option is exercised. There is no assurance that the market price of the common stock will increase as assumed for purposes of this pricing model and no projections as to the actual future value of the Company's common stock are intended or made. See subcaption "Stock Based Compensation" on page 12.

     The following table sets forth information regarding the exercise of stock options or stock appreciation rights ("SARs") in fiscal 1996 by each of the executive officers named in the summary compensation table and the December 31, 1996 value of unexercised stock options or SARs held by such officers.

 Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR Values
               Number              Number of Shares
               of Shares           Underlying                Value of Unexercised In-
               Underlying          Unexercised Options/SARs  the-Money Options/SARs
               Options/   Value    at FY-End                 at FY-End ($)(1)
               SARs       Realized
 Name          Exercised  ($)      Exercisable/Unexercisable Exercisable/Unexercisable
 Mr. Olvey     N/A        N/A      40,000*        N/A        $690,624*        N/A
                                   18,333*                   $278,434*
                                   18,333*                   $215,882*
                                   18,333*                   $153,458*
                                    6,600*                   $ 77,719*
                                   11,733*                   $138,151*
                                   36,667<dagger>            $763,447<dagger>
                                   14,667<dagger>            $261,603<dagger>
                                   22,000<dagger>            $566,722<dagger>

 Mr. Peterson  N/A        N/A      13,333*        N/A        $230,202*        N/A
                                    7,333*                   $111,371*
                                    7,333*                   $ 86,350*
                                    7,333*                   $ 61,382*
                                   22,000<dagger>            $403,107<dagger>

 Mr. Carlson   N/A        N/A      13,333*        N/A        $230,202*        N/A
                                    7,333*                   $111,371*
                                    7,333*                   $ 86,350*
                                    7,333*                   $ 61,382*
                                   22,000<dagger>            $408,094<dagger>

 Mr. Canavera  2,445      $20,888   9,333*        32,267*(2) $161,140*        $298,973*(2)
                                    3,667<dagger>            $ 73,848<dagger>
                                   11,000<dagger>            $189,798<dagger>

 Mr. Urbanek   N/A        N/A      13,333*                   $202,496*
                                    8,800<dagger>            $156,227<dagger>

       *    Options.
   <dagger> SARs exercisable only for cash.
      (1) Includes the value of hypothetical shares credited to grantee under provisions of SARs which assume cash dividends are paid on underlying shares and invested in Company common stock; based on $35.64 value at December 31, 1996.
      (2)   Options which become exercisable on January 30, 1997.

 PENSION PLAN BENEFITS

     MOSINEE RETIREMENT PLAN

     The following table reflects illustrative estimated single life normal retirement benefits payable at age 65 by the Retirement Plan on an annual basis to participants in selected remuneration and years of service classifications. In estimating the annual benefit, it is assumed that covered compensation and the factor for Social Security benefits for years after 1996 will continue at the same level as 1996. The benefit amounts listed in the table are based on five-year average compensation paid to a participant and are not subject to any deduction for Social Security benefits or other offset amounts. Benefits are limited by Internal Revenue Service rules which specify the maximum compensation which can be used to determine benefits. At December 31, 1996, the credited years of service and the approximate average remuneration covered by the Retirement Plan for the persons named in the summary compensation table were:
 Messrs. Olvey, 7 years, $177,000; Peterson, 5 years, $163,000; Carlson, 6 years, $152,000; Canavera, 5 years, $133,500; and Urbanek, 6 years, $147,200.

           Final Average                  Years of Service
           EARNINGS             15        20        25        30*
           $125,000..........$18,450   $24,600   $30,750   $36,900
           $150,000..........$22,200   $29,600   $37,000   $44,400
           $175,000..........$25,950   $34,600   $43,250   $51,900
           $200,000..........$29,700   $39,600   $49,500   $59,400
           $225,000..........$33,450   $44,600   $55,700   $66,900
           $250,000..........$37,200   $49,600   $62,000   $74,400
           $275,000..........$40,950   $54,600   $68,250   $81,900
           $300,000..........$44,700   $59,600   $74,500   $89,400

           *Maximum number of years credited for benefit accrual purposes.

     SUPPLEMENTAL RETIREMENT PLANS

     The Company maintains a supplemental retirement plan for the President and Vice Presidents and certain officers of the Company's subsidiaries and divisions. The plan provides that each participant who attains age 55 and completes 10 years of service as an executive officer of the Company is entitled to receive 50% of his highest five-year average salary and bonus reduced by any benefits under the Retirement Plan. Reduced benefits are available for retirement prior to age 62. The plan also provides for benefits to a surviving spouse in an amount equal to 50% of the benefit which would have been payable to the executive officer and for certain reduced surviving spouse benefits if the executive officer dies or becomes disabled prior to becoming eligible for a benefit. Accrued benefits will be paid in a lump sum in the event of a change of control of the Company, as defined in the plan. Based on average covered compensation as of December 31, 1996, the following annual benefits would be payable from the plan upon retirement at age 62: Messrs. Olvey, $146,592; Peterson, $92,664; Carlson, $90,252; Canavera, $65,556; and Urbanek, $69,228. As of
 December 31, 1996, no current executive officer of the Company had acquired a vested right to an early or normal retirement benefit.

 COMMITTEES' REPORT ON EXECUTIVE COMPENSATION POLICIES

     Compensation policies are established by the Executive Compensation & Bonus Committee of the Board of Directors (the "Compensation Committee") which establishes and reviews base salaries of executive officers other than the Chairman of the Board and is also responsible for the establishment and implementation of executive bonus and incentive programs. The salary of Mr. Orr, the Chairman of the Board of the Company, is approved by the Board of Directors as a whole.

     The Company's compensation program for executive officers may include various grants under the Company's stock option and stock appreciation rights ("SAR") plans. The Company's SAR and 1994 stock option plans are administered by separate committees appointed by the Board of Directors. The committees generally consider recommendations of the Compensation Committee with respect to grants, but each committee has full discretion and control over whether a grant will be made and the amount and terms of any such grant. Insofar as this report includes a description of the compensation policies relating to the SAR and 1994 stock option plans, this report is a joint report of the Compensation Committee, the SAR plan committee and the 1994 stock option plan committee.

     This report describes the policies of the committees and the Company as in effect in 1996. As circumstances change and one or more of the committees deem it appropriate, policies in effect from time to time for years after 1996 may change.

     GENERAL

     The Company's executive compensation policies are designed to attract and retain individuals who have experience in the paper industry or who otherwise have particular training or skills which will satisfy particular requirements of the Company. These policies are also intended to reward job performance which the Compensation Committee believes to be at or above the level expected of the Company's executive officers. The total compensation paid to executive officers and the retirement and other fringe benefits provided by the Company are designed to offer a level of compensation which is competitive with other paper companies or, in some cases, the operating units of larger paper companies which are comparable to the Company. Some, but not all, of the comparable companies used for purposes of compensation comparisons are included in the fifty-four companies which comprise the Media General MG Industry Group 381 index of paper company stock performance under the heading "Stock Price Performance Graph." In making compensation comparisons, the Committee uses only those companies whose operations are similar to the Company or, in some cases, have operating units similar to the Company. Given the disparity in size between companies which operate in the paper industry and the difficulty in determining the precise duties of executive officers of other companies, it is difficult to draw exact comparisons with the compensation policies of other companies. The determination of appropriate compensation levels by the Compensation Committee is, therefore, subjective.

     The Company's overall compensation policy is designed so that a significant portion of each executive officer's compensation package is directly tied to the performance of the Company through a combination of annual incentive bonuses which are based on the Company's financial performance during each fiscal year and stock based incentive programs which reflect the performance of the Company's common stock. The value of the stock based incentive awards to executive officers increases or decreases in value as the price of the Company's common stock increases or decreases on The Nasdaq Stock Market.

     The Company may not deduct compensation paid to the CEO and each of the four most highly paid executive officers named in the summary compensation table who are officers on the last day of the year to the extent the compensation paid to the individual officer exceeds $1 million. This limitation is subject to certain exceptions for compensation paid pursuant to performance based plans and amounts received through the exercise of stock options and SARs provided certain requirements are met. Amounts receivable by Company officers under stock options or SARs granted
 before February 18, 1993 are not subject to this limit.   The Company
 believes that all of its plans involving incentive compensation or options granted after February, 1993, qualify for the exception for performance based plans. The Compensation Committee continues to review this limit and its application to the Company's compensation policies.

     BASE SALARIES AND BENEFITS

     The Compensation Committee considers a general survey of paper industry compensation prepared by an independent compensation and benefit consultant to assist it in determining an appropriate and comparable level of base salary and benefits for executive officers. Annual increases in base salary are determined by the overall objective of maintaining competitive salary levels, more general factors, such as the rate of inflation, and individual job performance. Individual job performance, including satisfaction of individual performance objectives and goals and the accomplishment of specified programs in appropriate cases, is the most important factor considered by the Compensation Committee in determining appropriate increases in base salary.

     In the case of executive officers other than the Chairman and Vice Chairman of the Board and the CEO, the assessment of an individual's job performance is based on annual performance evaluations conducted by the CEO. The CEO's base salary is determined by the Compensation Committee on the same basis as that of the Company's other executive officers, except that it is the Compensation Committee which may annually establish performance criteria for the CEO and review his performance.

     INCENTIVE COMPENSATION BASED ON FINANCIAL PERFORMANCE OF THE COMPANY AND INDIVIDUAL PERFORMANCE

     The Company maintains incentive plans for executive officers which provide for the payment of annual cash bonuses to participants if annual Company financial and, in some cases, individual performance objectives are met. The Compensation Committee, in its sole discretion, annually establishes performance levels for the plans and may throughout the year review and adjust the performance standards and the maximum cash bonuses (as a percentage of base salary) to be paid.

     During 1996, Mr. Olvey participated in an incentive compensation plan which provided for a bonus opportunity ranging from 0% of base salary if 1996 earnings per share were at or below $1.20 to 100% if 1996 earnings per share were at least $2.03. Mr. Peterson and Mr. Carlson participated in similar plans which provided for a maximum bonus equal to 75% and 50%, respectively, of their base salary based upon the same $1.20 to $2.03 range of earnings per share. Earnings per share were adjusted for accruals on SARs, bonus expense and extraordinary items. Mr. Peterson and Mr. Carlson also participated in plans which provided for a maximum bonus of 25% of base salary upon satisfaction of individual performance objectives established at the beginning of the year by the President and CEO and Mr. Carlson participated in an incentive compensation plan based on the operating profit of the Converted Products Division which provided for a maximum bonus of 25% of Mr. Carlson's base salary.

     STOCK BASED COMPENSATION

     Executive officers participate in the Company's stock option and SAR plans at various levels. The committees which administer the plan may impose conditions or restrictions as to exercise or vesting of grants under the respective plans. None of the committees have established formal criteria by which the size of plan grants are determined, but each committee considers the amount and terms of each grant already held by an executive officer in determining the size and amount of any new grant.

     The value of stock option and SAR grants are principally related to the long-term performance of the Company's common stock and therefore provide an identity of interests between the Company's executive officers and its shareholders. However, grantees of SARs benefit from the increase in value of the underlying common stock and from the value of the hypothetical cash dividends which would be paid with respect to a share of stock to which the grant relates. Therefore, executive officers who exercise SARs will benefit from such grants regardless of an increase in the price of the Company's common stock, but such value will be enhanced by increases in the price of the Company's common stock and will be of maximum value to the executive officer only if such increase in the price of the common stock occurs. It is the intention of the Company that the hypothetical dividend features of the SARs will place the executive officers in a position similar to shareholders of the Company, thereby enhancing the officers long-term incentive and increasing his identity with the shareholders. Options and SARs can be, but are not necessarily, granted on an annual basis. See tables on pages 8 and 9.

     COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. Orr is Chairman of the Compensation Committee and, as Chairman of the Board of the Company, he is considered an employee of the Company. See "Committees and Compensation of the Board of Directors." Mr. Orr is also Chairman of the Board of Marathon Electric Manufacturing Corporation and Mr. Baker, who is President and CEO of Marathon Electric, serves on the committees named below.

     Executive Compensation        1988 SAR and 1994 Stock
     & Bonus Committee             Option Plan Committees
     San W. Orr, Jr.               Richard G. Jacobus
     Richard G. Jacobus            Harry R. Baker
     Harry R. Baker                Walter Alexander

                   STOCK PRICE PERFORMANCE GRAPH

     The following graph and table compare the yearly percentage change in the cumulative total shareholder return on the Company's common stock for the five-year period beginning December 31, 1991 with two indices published by Media General Financial Services. The Media General Nasdaq Market Index indicates the performance of all stocks which have been traded on the Nasdaq National Market System during the entire five-year period. The Media General MG Industry Group 381-Paper Products Index indicates the performance of fifty-four paper products industry stocks. The graph and table assume that the value of the investment in the Company's common stock and each index on December 31, 1991 was $100 and that all dividends were reinvested.

                 [Stock Price Performance Graph Filed pursuant
                        to Rule 304(d) of Regulation S-T]

                                                Value of Hypothetical Investment
                                                             December 31

                                       1990     1991     1992     1993     1994     1995
 Mosinee Paper Corporation           $100.00  $139.90  $118.60  $146.39  $130.00  $144.39
 MG Paper Industry Group 381 Index   $100.00  $125.84  $132.40  $138.33  $154.57  $192.08
 MG Nasdaq Market Index              $100.00  $128.38  $129.64  $155.50  $163.26  $211.77

         APPROVAL OF AMENDMENTS TO 1994 STOCK OPTION PLAN

     THE FOLLOWING SUMMARY OF THE MATERIAL FEATURES OF THE PROPOSED AMENDMENTS TO THE COMPANY'S 1994 STOCK OPTION PLAN DOES NOT PURPORT TO BE COMPLETE AND IS QUALIFIED BY REFERENCE TO THE TEXT OF THE PLAN WHICH IS AVAILABLE UPON REQUEST FROM THE SECRETARY OF THE COMPANY.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK OPTION PLAN.

 AMENDMENT OF PLAN

     In 1994, the shareholders of the Company approved the adoption of the 1994 Executive Stock Option Plan. In October, 1996, the Board of Directors adopted amendments to the plan which redefined those directors who were eligible to serve on the committee which administers the plan (see "Eligibility and Administration", below) and provided that the committee could permit an optionee to transfer an option to a member of the optionee's immediate family. Neither of these amendments required shareholder approval as they did not constitute material amendments to the plan within the meaning of either securities or tax regulations and, in fact, reflected revised rules of the Securities and Exchange Commission ("SEC") with respect to persons eligible to administer the plan.

     In December, 1996, the Board made further amendments to the plan which, among other things, renamed the plan, increased the number of shares available from 146,667 to 300,000, and provided for the granting of options to directors of the Company on the terms described below. At the Annual Meeting, the shareholders will be asked to consider and approve the amendments to the plan adopted by the Board in December, 1996. These amendments require shareholder approval in order to satisfy certain tax requirements relating to the deductibility of compensation paid to participants in the plan.

     The plan as originally approved by the shareholders and subsequently amended by the Board in October, 1996, is hereinafter referred to as the "1994 Plan". The plan, as amended by the Board in December, 1996 and as now submitted for approval of the shareholders at the Annual Meeting, is hereinafter referred to as the "Amended 1994 Plan".

     The Board of Directors believes that the Amended 1994 Plan, which extends participation to directors, is desirable because it will serve to promote the interests of the Company and its shareholders by increasing the directors' proprietary interest in the Company and thereby more closely aligning their interests with those of the shareholders. The Board also believes that opportunity for new directors to acquire a proprietary interest through the plan will assist the Company to attract and retain qualified individuals to serve as directors.
     The purpose of the 1994 Plan was to attract and retain key executive employees through the granting of options to purchase common stock of the Company. The options are intended to furnish additional inducements to participating employees to continue with the Company and increase their efforts to promote the best interests of the Company and its shareholders. The Board believes that increasing the number of shares for which options may be granted under the Amended 1994 Plan is necessary as options with respect to all of the shares originally provided for under the Plan have been granted. In order to carry out the purposes of the 1994 Plan as adopted and expand its coverage to directors as described above, additional shares must now be authorized.

 ELIGIBILITY AND ADMINISTRATION

     Approximately 10 to 20 employees who are employed in management, administrative or professional capacities are eligible to participate in the Amended 1994 Plan. Under the Amended 1994 Plan, each of the Company's six directors are also eligible to participate solely with respect to their status as directors; three of such directors are also now, and will remain, eligible to participate as executive officers of the Company.

     The Amended 1994 Plan will continue to be administered by the 1994 Plan Committee which is appointed by the Board of Directors. The Committee consists of not less than two members of the Board who may not be employees of the Company and must satisfy other conditions prescribed for independent directors under SEC Rule 16b-3 and section 162(m) of the Internal Revenue Code. Prior limitations on members of the Committee (none of whom could have been granted or awarded equity securities of the Company, including SARs or options, pursuant to any plan of the Company during the one year period prior to their appointment), as required under former SEC Rule 16b-3, were repealed by the Board in October 1996. Messrs. Baker, Jacobus and Alexander currently serve on the Committee.

     OPTION GRANTS - NEW PLAN BENEFITS

     EMPLOYEES

     No change will be effected under the Amended 1994 Plan in the manner in which options are granted to key employees. The Committee is authorized, in its sole discretion, to select those eligible employees who will receive stock option grants, determine the number of shares covered by such grants, impose conditions on the exercise of options, and administer and interpret the plan.

     DIRECTORS

     Under the Amended 1994 Plan, subject to shareholder approval, each director of the Company was granted an option on January 1, 1997 for that number of shares of common stock which is equal to the product of (1) 1,000 multiplied by (2) the number of whole and partial years remaining in such person's term as a director. On June 1, 1997 and on each June 1 thereafter, each director who has been elected, re-elected or appointed as a director during the previous twelve months will receive an option for that number of shares of common stock which is equal to the product of (1) 1,000 multiplied by (2) the number of years in the term to which such person was elected, re-elected or appointed. Directors who are also employees of the Company are also eligible to receive discretionary grants of options from the Committee.

 NEW PLAN BENEFITS

     As of the date hereof, options with respect to a total of 146,667 shares have been granted to key employees and are outstanding under the 1994 Plan. The following additional options have been granted to key employees and directors, subject to shareholder approval, under the terms of the Amended 1994 Plan:

      NAME AND POSITION                  NUMBER OF OPTIONS

      Daniel R. Olvey,                        1,000(1)
      President and CEO
      and a director

      Richard L. Radt,                       13,000
      Vice Chairman of
      the Board

      Executive Officer Group                16,000

      Non-Executive Director                  6,000(1)
      Group

      Non Executive Officer                       0
      Employee Group

      (1) Under the terms of the Amended 1994 Plan, options to acquire an additional 3,000 shares will be granted to Messrs. Olvey and Jacobus on June 1, 1997 if they are reelected as directors at the Annual Meeting and they are in office on such date.

 SHARES SUBJECT TO OPTIONS

     The maximum number of shares of the Company's common stock with respect to which options may be granted under the Amended 1994 Plan, including options now outstanding and subsequently exercised, shall not exceed 300,000 shares, an increase from the 146,667 shares available under the 1994 Plan as adopted and subject, in each case, to adjustment for future stock splits, stock dividends or other similar increases in the number of shares of the Company). No employee may be granted options with respect to more than 50,000 shares of common stock (subject to adjustment for future stock splits, stock dividends or other similar increases in the number of shares of the Company) in any calendar year.

 OPTIONS GENERALLY

     As was the case under the 1994 Plan, options granted to employees under the Amended 1994 Plan may be either qualified incentive stock options ("ISOs") under section 422 of the Internal Revenue Code (the "Code") or options which do not satisfy the requirements of the Code for ISOs ("non-qualified options"). All options granted by reason of an individual's status as a director shall be non-qualified options.

     All options must be granted at an option price which is not less than the fair market value of the common stock on the date the option is granted. As of February 10, 1997, the aggregate fair market value of the shares covered by the Amended 1994 Plan, as determined by the mean between the high and low prices at which the shares were traded on such date on The Nasdaq Stock Market, was $11,287,500.

     No consideration is received by the Company for the granting of an option. Upon exercise, the Company will receive consideration equal to the exercise price in the form of cash or, with the consent of the Committee, tendering common stock having a fair market value equal to the exercise price, or delivering a broker's promise to promptly pay the Company an amount equal to the exercise price.

     The Amended 1994 Plan will terminate on October 19, 2004 unless action is taken by the Board of Directors to terminate the plan at an earlier date.

 ISOS

     All ISOs must be exercised within ten years of their date of grant.
 No option will qualify as an ISO to the extent the aggregate fair market value of the shares for which the option is exercisable for the first time during a calendar year exceeds $100,000 (or such other limit which may be imposed under the Code).

     In the opinion of counsel for the Company, no optionee will recognize any income at the time an ISO is granted. If no disposition of the underlying shares is made within two years of the date of grant of the ISO and within one year of the date of exercise (the "minimum holding periods"), any gain on the difference between the exercise price and the disposition price will be treated as long-term capital gain. If disposition occurs prior to the expiration of the minimum holding periods, the optionee will recognize ordinary income on the lesser of (1) the difference between the exercise price and the fair market value of the shares on the date of exercise or (2) the difference between the exercise price and the disposition price. The Company receives no income tax deduction with respect to the granting or exercise of an ISO to or by an optionee if the shares are held for the minimum holding periods. If the shares are disposed of prior to the expiration of the minimum holding periods, the amount realized by the optionee as ordinary income will be deductible by the Company in the year of disposition of the common stock by the optionee.

 NON-QUALIFIED OPTIONS

     Non-qualified options must be exercised within twenty years of their date of grant. In the opinion of counsel for the Company, upon exercise of a non-qualified option, the optionee will recognize ordinary income in an amount in excess of the fair market value of the shares on the date of exercise over the option price. Upon exercise of a non-qualified option by an optionee, the Company is entitled to a deduction equal to the amount of the ordinary income realized by the optionee.

 VOTE REQUIRED FOR APPROVAL OF THE AMENDED 1994 PLAN

     The Amended 1994 Plan was adopted by the Board of Directors subject to the approval of the shareholders of the Company. In addition, shareholder approval is required in order to be eligible for exemptions from deductible compensation limits otherwise imposed under section 162(m) of the Internal Revenue Code of 1986 and may be relied upon by participants for certain exemptions from certain reporting and short-swing profit requirements otherwise imposed on certain plan participants under section 16 of the Securities and Exchange Act of 1934, as amended. Shareholder approval of the Amended 1994 Plan requires that a majority of the shares of common stock represented and voted at the Annual Meeting be voted for the approval of the Plan. Abstentions and broker non-votes are not counted as votes cast either for or against the adoption of the plan.

     All shareholders are requested to specify their vote on the enclosed form of proxy. If no specification is made, the proxy will be voted for approval of the Amended 1994 Plan. Copies of the Amended 1994 Plan may be obtained upon request to the Secretary of the Company.

     FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE APPROVAL OF THE AMENDED 1994 PLAN.


                 APPROVAL OF INDEPENDENT AUDITORS

     The Board of Directors will present to the Annual Meeting a resolution that the shareholders ratify the appointment of the firm of Wipfli Ullrich Bertelson LLP as independent auditors to audit the books, records and accounts of the Company for the year ending December 31, 1997. The firm has audited the Company's books annually since 1931.

     Representatives of Wipfli Ullrich Bertelson LLP will be present at the Annual Meeting and will have an opportunity to make a statement or respond to appropriate questions.


                       SHAREHOLDER PROPOSALS

     If any shareholder desires to submit a proposal for inclusion in the proxy statement to be used in connection with the annual meeting of shareholders to be held in 1998, the proposal must be in proper form and be received by the Company no later than November 17, 1997.

     Pursuant to the Company's bylaws, shareholders entitled to vote at the annual meeting of shareholders to be held in 1998 may bring business before the 1998 annual meeting for consideration only if proper notice of the proposed business has been provided to the Secretary of the Company not earlier than January 17, 1998 and not later than February 16, 1998. The precise requirements, including the information required to be provided in the shareholder notice and the procedures for notice in the event the date of the annual meeting is changed, are set forth in the Company's bylaws which may be obtained from the Secretary of the Company. See "Committees and Compensation of Board of Directors" regarding bylaw requirements relating to nominations from the floor at the annual meeting of shareholders to be held in 1998.


                           OTHER MATTERS

     At this date, there are no other matters the Board of Directors intends to present or has reason to believe others will present to the Annual Meeting. If other matters now unknown to the Board of Directors are properly presented at the Annual Meeting, those named as proxies will vote in accordance with their judgment.

     DATED:  March 17, 1997.
                                    BY ORDER OF THE BOARD OF DIRECTORS


                                    GARY P. PETERSON,
                                    Secretary

 PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY.

                                   PROXY
                         MOSINEE PAPER CORPORATION

  PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING APRIL 17, 1997

      The undersigned, having received the notice of annual meeting, proxy statement, and annual report for the year ended December 31, 1996, hereby appoint(s) San W. Orr, Jr., Daniel R. Olvey and Richard L. Radt, and each of them, with full power of substitution, proxies of the undersigned to vote all shares of the undersigned in Mosinee Paper Corporation at the annual meeting of shareholders to be held on April 17, 1997 and at any adjournments thereof.

 The directors recommend a vote FOR the election of each nominee, approval of the amendments to the 1994 Stock Option Plan and approval of the appointment of auditors.

 1.   Election of directors:               FOR         WITHHOLD

          DANIEL R. OLVEY                 [  ]           [  ]
          RICHARD G. JACOBUS              [  ]           [  ]

 2.   Approval of amendments to 1994 Stock Option Plan.

          FOR  [  ]        AGAINST  [  ]        ABSTAIN  [  ]

 3. Approval of appointment of Wipfli Ullrich Bertelson LLP as independent auditors for the year ending December 31, 1997.

          FOR  [  ]        AGAINST  [  ]        ABSTAIN  [  ]

 4. In their discretion, the proxies are authorized to vote upon matters not known to the Board of Directors as of the date of the accompanying proxy statement, approval of minutes of the prior annual meeting, matters incident to the conduct of the meeting and to vote for any nominee of the Board whose nomination results from the inability of an above-named nominee to serve.

 UNLESS OTHERWISE SPECIFIED IN THE SQUARES PROVIDED, THE PROXIES SHALL VOTE FOR THE ELECTION OF THE LISTED NOMINEES, APPROVAL OF THE AMENDMENTS TO THE 1994 STOCK OPTION PLAN AND APPROVAL OF THE APPOINTMENT OF AUDITORS.

                  (Continued and to be signed on reverse side).

                        (Continued from the other side)

                                  Dated ________________________, 1997


                                  ____________________________________
                                                Signature


                                  ____________________________________
                                        Signature if held jointly

                                  When signing as attorney, executor,
                                  administrator, trustee or guardian,
                                  please give full title.  If a
                                  corporation, please sign in full
                                  corporate name by president or other
                                  authorized officer.  If a partnership,
                                  please sign in partnership name by
                                  authorized person.  Please sign exactly
                                  as name appears below.  When shares are
                                  held by joint tenants, both should sign.

   PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING
                       THE ENCLOSED ENVELOPE.